Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS JUNE
COMPARABLE STORE SALES INCREASE 11 PERCENT;
INCREASES SECOND QUARTER AND FULL YEAR GUIDANCE

     PEMBROKE PINES, FL., July 8, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the five weeks ended July 3, 2004 increased 11 percent after increasing four percent during the corresponding five-week period last year. Total sales during the five-week period ended July 3, 2004 increased 16 percent to $116,757,000 compared with $101,072,000 for the comparable five-week period last year.

     Comparable store sales results for June 2004 compared to June 2003 were as follows:

•	Claire’s North America: positive low teens

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive high teens

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “We are pleased that our efforts overseas have given rise to the reported improvement in comparable store sales. We have repeatedly stated that we are in the midst of a comprehensive overview of our international business and that numerous changes were being implemented. We do not expect to see the full impact of our actions until the second half of the fiscal year, but it is now clear that real progress is being made which we believe is both sustainable and transferable to each of the countries that make up the international division.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “The double digit performance of our North American business is continuing, with sales driven by jewelry and accessory selections that are providing customers with the looks they are seeking at attractive prices. Jewelry continues to be a great seller across the board, with interest as strong as it has been all year. Summer accessories such as sunglasses, flip flops and temporary tattoos are also selling well. Our back to school items will debut later this month, as we are setting that plan-o-gram in mid July.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

		TOTAL	COMP.	STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
Year to Date	$487,959	$419,086	16%	11%

Business Outlook for the Second Quarter and Full Year – Fiscal 2005

Second Quarter:

For the second quarter of Fiscal 2005, we are increasing our revenue estimates to between $300 and $302 million, representing an increase of 13 to 14 percent over the same period last year. Comparable store sales are projected to rise by 9 to 10 percent. This follows a comparable store sales increase of five percent in the second quarter of Fiscal 2004. Net income is projected to reach approximately $30 to $31 million, or $0.31 to $0.32 per diluted share.

Full Year:

For Fiscal 2005 in its entirety, the Company has revised its projections upward in light of the strong performance year to date. The Company is now projecting that revenues will grow by approximately 12 to 13 percent to $1.24 billion to $1.26 billion and that diluted EPS will reach $1.44 to $1.48 per share, versus $1.23 per share last year (before giving effect to the one time charge attributable to the retirement package granted to the Chairman Emeritus). Comparable store sales are expected to grow by five to six percent.

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of July 3, 2004, Claire’s Stores, Inc. operated approximately 2,840 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 133 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd.

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s Internet home page: http://www.clairestores.com.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions; currency fluctuations and exchange rate adjustments; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate
Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com